PERPETUAL, NON-VOTING, NON-CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This PERPETUAL, NON-VOTING, NON-CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (together with the Exhibits and Schedules hereto, this “Agreement”), dated as of September 23, 2026, is entered into by and between Teamshares Inc., a Delaware corporation (the “Company”), and each of the entities listed in Schedule I to this Agreement (the “Purchasers”). The Company and the Purchasers are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company has commenced a perpetual, non-voting, non-convertible preferred stock offering (the “Preferred Stock Offering”), pursuant to which the Company has offered the Purchasers an opportunity to purchase shares of Preferred Stock (as defined herein), substantially on the terms and conditions set forth in the Certificate of Designations, Preferences and Rights of the Series A Perpetual, Non-Voting, Non-Convertible Preferred Stock ($1,000 Liquidation Preference Per Share) of Teamshares Inc. attached to this Agreement as Exhibit A (the “Certificate of Designation”); and

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, Preferred Stock, as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, materially impairs any of the transactions contemplated herein or that would reasonably be expected to result in a Company Material Adverse Effect.

“Addendum” has the meaning assigned to it in Section 9.9.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, unless otherwise specified, Operating Subsidiaries of the Company and “portfolio companies” (as such term is commonly used in the private equity industry) of a Purchaser’s affiliated investment funds shall not be deemed to be an Affiliate of such Party for any purpose.

“Anti-Corruption Laws” means the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Assumption Agreement” has the meaning assigned to it in Section 9.9.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close.

“Closing” has the meaning assigned to it in Section 2.3.

“Closing Actions” has the meaning assigned to it in Section 2.4.

“Closing Date” means the date upon which the Closing occurs.

“Common Stock” means shares of common stock of the Company, par value $0.0001 per share.

“Company Material Adverse Effect” means any material adverse effect on (a) the business, assets, financial condition or results of operations of the Company or (b) the ability of the Company to perform its obligations under this Agreement; provided, however, that the effects of the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (i) the announcement or disclosure of the sale of the Preferred Stock or the other transactions contemplated by this Agreement or the other Offering Documents, (ii) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in GAAP or applicable Law or the interpretation thereof, (v) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or (vi) any change in the cash position of the Company and its Subsidiaries which results from operations in the ordinary course of business; except that in each case with respect to clauses (iii)-(v), (x) to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate and (y) the underlying cause of such effect may be considered except to the extent such underlying cause would otherwise be excluded in accordance with the foregoing.

“Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by appointment of a board, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.

“Enforcement Exceptions” has the meaning assigned to it in Section 3.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“FCPA” means United States Foreign Corrupt Practices Act of 1977, as amended to the date hereof and from time-to-time hereafter, and any successor statute.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, directive, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority and any judgments, decisions, orders and awards made in respect of the foregoing.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except, in the case of either clause (i) or clause (ii) such Liens as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

“MFN Covered Terms” has the meaning assigned to it in Section 5.5.

“NASDAQ” means the Nasdaq Stock Market LLC.

“New York Courts” has the meaning assigned to it in Section 9.13.

“Offering Documents” means, collectively, all agreements, documents, or instruments related to or in connection with the Preferred Stock Offering, including this Agreement and any other documents or exhibits related to or contemplated in the foregoing.

“Operating Subsidiary” means a small- or medium-sized business that has been acquired, directly or indirectly, by the Company or one of its Subsidiaries and the ownership of which by the Company or such Subsidiary is represented by the ownership of Capital Stock of the parent or holding company of such business. As used herein, the term “Operating Subsidiary” means such business as a whole, including, as the context may require, any and all legal entities and all assets that may from time to time constitute such business.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether non-final, final, temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Permitted Lien” means (a) statutory Liens securing payments not yet due, (b) Liens with respect to the payment of taxes, in all cases that are not yet due or payable or that are being contested in good faith, (c) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by applicable law created in the ordinary course of business for amounts that are not yet due and payable, (d) licenses of or other grants of rights to use or obligations with respect to intellectual property, (e) any transfer restrictions imposed by the Company’s organization documents or applicable securities laws, and (f) liens arising under or in connection with that certain Credit Agreement, dated as of May 4, 2021, among Teamshares Continuity Holdings LLC, as Company, Teamshares Inc, as Parent, the Lenders party thereto and Westmount Group LLC, as administrative agent and collateral agent, as amended, restated, modified or supplemented from time to time (or any refinancing facility or replacement facility).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Preferred Stock” means the Series A Perpetual, Non-Voting, Non-Convertible Preferred Stock of the Company.

“Purchase Price” has the meaning assigned to it in Section 2.2.

“Restricted Person” means any Person on the U.S. Department of Commerce’s Entity List, Denied Persons List, Unverified List, or Military End User List or the U.S. Department of State’s Debarred List.

“Sanctioned Jurisdiction” means a country or territory that is itself the subject of comprehensive country- or territory-wide Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia).

“Sanctioned Person” means any Person that is a target of Sanctions, including as a result of being: (a) listed on any Sanctions list maintained by the United States (including (i) the U.S. Department of the Treasury’s Office of Foreign Assets Control and the Department of State, (ii) the European Union, (iii) any European Union member state, (iv) the United Nations, (v) the United Kingdom or (vi) any other governmental agency of a jurisdiction in which the Company conducts its business); (b) located, organized or resident in a Sanctioned Jurisdiction; or (c) directly or indirectly owned fifty percent or more or controlled, individually or in the aggregate, by one or more Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all applicable trade, economic and financial sanctions, embargoes, laws, and restrictive measures administered, enacted or enforced by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the Department of State), (ii) the European Union, (iii) any European Union member state, (iv) the United Nations, (v) the United Kingdom, or (vi) any other governmental agency of a jurisdiction in which the Company or the Purchasers conduct business.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning assigned to it in Section 3.7(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Subsidiary” means any entity in which the Company, directly or indirectly, owns a majority of the outstanding capital stock, equity or similar interests or voting power of such entity at the time of this Agreement or at any time hereafter, whether directly or through any other Subsidiary.

“Survival Period” has the meaning assigned to it in Section 9.3.

“Total Purchase Price” has the meaning assigned to it in Section 2.2.

Agreement to Sell and Purchase.

    Sale and Purchase of Shares. Subject to the terms of this Agreement, at the Closing, the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from the Company, the number of shares of Preferred Stock set out against their name in Schedule I, free and clear of all Liens, other than Permitted Liens.

    Purchase Price. The purchase price for the Preferred Stock to be purchased by the Purchasers hereby shall be $990 per share (the “Purchase Price”), such that the aggregate purchase price to be paid by the Purchasers shall be $222.75 million (the “Total Purchase Price”).

    Closing. Subject to the terms of this Agreement, the closing of the Preferred Stock Offering (the “Closing”) will occur on the Closing Date, unless otherwise agreed by the mutual consent of the Parties. The Closing shall take place at the offices of Mayer Brown LLP, 1221 Avenue of the Americas, New York, New York 10020 or such other place as the Parties mutually agree. The Parties agree that the Closing may occur via delivery of facsimiles or photocopies of the applicable Offering Documents. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

    Actions at the Closing. At the Closing, the Purchasers and the Company (as applicable) shall take or cause to be taken the following actions (“Closing Actions”):

Form W-9. The Purchasers (and, as applicable, each of their respective transferees as designated in accordance with Section 9.9, the Addendum and the Assumption Agreement) shall deliver to the Company a completed and executed U.S. Internal Revenue Service Form W-9.

Payment of the Purchase Price. The Purchasers shall not be required to pay the Purchase Price in respect of the shares purchased by the Purchasers pursuant to Section 2.1 until the Purchasers have confirmed receipt of copies (electronically, in PDF format) of the signed and dated electronic stock certificates representing such shares, registered in the names of the Purchasers (or their respective nominees in accordance with their delivery instructions). Upon such confirmation, the Purchasers shall pay the Purchase Price to the Company by wire transfer of immediately available funds to the account specified by the Company to the Purchasers on the Closing Date.

Issuance of Preferred Stock. The Company shall deliver to the Purchasers a true, correct and complete copy (electronically, in PDF format) of each signed and dated electronic stock certificate, or other applicable evidence of ownership acceptable to the Purchasers, representing the shares of Preferred Stock purchased by the Purchasers pursuant to Section 2.1, duly authorized by all requisite corporate action on the part of the Company, registered or to be registered in the names of the Purchasers (or their respective nominees in accordance with their delivery instructions), together with all instruments of transfer in respect of the Purchasers’ interests in such shares, and in the form required by the Certificate of Designation. Immediately following the Closing, the Company shall provide T. Rowe Price Investment Management (“TRPIM”) with access to the Company’s contacts at Continental Stock Transfer & Trust Company to access all stock certificates representing the shares of Preferred Stock purchased by the Purchasers and all related information.

    Additional Issuance. The Purchasers acknowledge that the Company may, following the Closing, issue and sell to additional purchasers up to $75 million in aggregate Initial Liquidation Preference of additional shares of Preferred Stock having the same powers, preferences and special rights as the Preferred Stock issued at the Closing, subject to compliance with Section 5.5.

Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), on behalf of itself and not any other Party, as follows:

    Organization and Good Standing. The Company and each Subsidiary are corporations or other legal entities duly organized or formed, validly existing and in good standing under the laws of their respective jurisdictions of organization. The Company and each Subsidiary have all requisite corporate or other organizational power and authority to carry on their respective businesses as now being conducted and proposed to be conducted and are qualified to do business and are in good standing as foreign corporations or other legal entities in each jurisdiction where their respective assets are located or where the conduct of their respective businesses requires such qualification, in each case except where the failure to be so organized, existing, in good standing or qualified, or to have such power and authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company, and each Subsidiary that is a party to an Offering Document, has all requisite corporate or other organizational power and authority to enter into and perform its obligations under each Offering Document to which it is a party.

1.2     Authorization; Enforcement; Validity.

(a) The Company has all requisite corporate power and authority to enter into this Agreement in connection with the transactions contemplated hereby, and to issue and deliver the Preferred Stock in accordance with the terms hereof. The execution and delivery by the Company of this Agreement and the consummation of the issuance and delivery of the Preferred Stock and the performance of the Company’s obligations hereunder have been duly authorized by all necessary corporate or similar organizational and other action on the part of the Company.

(b) This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, preference, or other laws of general application relating to or affecting the relief of debtors and enforcement of creditors’ rights generally, or relating to the availability of specific performance, injunctive relief or other equitable remedies (collectively, the “Enforcement Exceptions”).

    No Conflicts. The execution, delivery and performance by the Company of this Agreement, and the consummation of the contemplated transactions herein (including the issuance of the Preferred Stock), do not and will not (a) violate any provision of the organizational documents of the Company, (b) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (including the listing rules set forth by the

NASDAQ), or (c) violate, conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under, any material contract of the Company or any of its Subsidiaries (within the meaning of Item 601 of Regulation S-K of the SEC), except in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    Consents and Approvals. The execution, delivery and performance by the Company of this Agreement (including the issuance of the Preferred Stock) do not require any (a) consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets or properties may be bound, any contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them or their respective assets or properties may be bound, except for any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) shareholder approvals or consents required by the listing rules set forth by the NASDAQ.

    Company Capital Structure. The only authorized shares of capital stock of the Company as of the date of this Agreement are (a) 450,000,000 shares of Common Stock, of which 73,993,196 shares of Common Stock are issued and outstanding, and (b) 50,000,000 shares of preferred stock, of which, after giving effect to the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, 300,000 shares will be designated as Series A Preferred Stock and 225,000 shares of Series A Preferred Stock will be outstanding as of the Closing Date.

    Valid Issuance. The Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable, and free of all Liens and restrictions on transfer, other than restrictions on transfer under (a) this Agreement, the Company’s certificate of incorporation, as may be amended, or amended and restated, from time to time in accordance with this Agreement, or the Certificate of Designation and (b) applicable securities laws, assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 4, and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organization documents or under the laws of the state of Delaware.

1.7     SEC Reports; Financial Statements.

(a)     Since June 18, 2026, the Company has filed or otherwise furnished on a timely basis, as applicable, all forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it under the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”) (the “SEC Documents”). As of their respective filing dates, the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and complied as to form with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and the applicable regulations of the SEC thereunder and the listing and corporate governance rules and regulations of the NASDAQ.

(b)     The audited financial statements of the Company included in the SEC Documents were prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis during the periods involved and fairly present, in all material respects, the financial position, on a consolidated basis, of the Company as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Company for each of the periods then ended, as of the dates and for the periods referred to therein.

    Absence of Certain Changes. Since June 30, 2026, and prior to the date hereof, (a) the operations of the Company and its Subsidiaries, taken as a whole, have been conducted in the ordinary course of business in all material respects, and (b) no Company Material Adverse Effect has occurred.

    Absence of Litigation. There are currently no Actions pending against the Company or any of its Subsidiaries.

1.10     Anti-Bribery and Corruption; Sanctions and Compliance.

(a)     Sanctions and Trade Laws. Neither the Company nor to its knowledge any of its directors, officers, employees or agents is a Sanctioned Person or a Restricted Person.

(b)     Anti-Corruption Laws. Since January 1, 2025, the Company and its Subsidiaries have been in compliance, in all material respects, with the Anti-Corruption Laws. No part of the proceeds of the Preferred Stock Offering will be used, directly or indirectly, by the Company or any of its Subsidiaries for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable Anti-Corruption Law.

    Ownership of Property. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (a) the Company and its Subsidiaries have good and valid title to, or valid leasehold interests in or other valid rights to use, all tangible properties and assets material to the business of the Company and its Subsidiaries, taken as a whole, including the assets reflected in the most recent consolidated financial statements included in the SEC Documents, except for assets disposed of in the ordinary course of business since the date of such financial statements, and (b) except for Permitted Liens, all such properties and assets are free and clear of Liens.

    Securities Exemption. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 4 of this Agreement, no registration under the Securities Act is required for the offer and sale of any of the Preferred Stock by the Company to the Purchasers. Neither the Company nor any person acting on its behalf has taken any action, directly or indirectly, including making any offer or sale of any Company security or soliciting any offers to buy any security in violation of the Securities Act or under circumstances that would cause the offer and sale of the Preferred Stock by the Company to the Purchasers contemplated hereby to fail to be entitled to the exemption from the registration requirements of the Securities Act (other than offers or sales of securities under an employee benefit plan as defined in Rule 405 under the Securities Act).

    No General Solicitation. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Preferred Stock in violation of the Securities Act.

    No Broker. Other than as previously disclosed by the Company to the Purchasers, neither the Company nor any person acting on its behalf is under any obligation to pay any broker’s fee or finder’s fee or commission in connection with the sale of the Preferred Stock.

    Investment Company. The Company is not, and immediately after receipt of payment for the Preferred Stock the Company will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended.

    Compliance with Laws. The Company and its Subsidiaries are in compliance with all applicable Laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Representations and Warranties of the Purchasers. Each Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

    Organization and Qualification. Such Purchaser has been duly organized and is validly existing and, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement (a “Purchaser Material Adverse Effect”), is in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

    Authorization; Enforcement; Validity. Such Purchaser has all necessary corporate, limited liability company or equivalent power and authority to enter into this Agreement and to carry out, or cause to be carried out, its obligations hereunder in accordance with the terms hereof. The execution and delivery by such Purchaser of this Agreement and the performance by such Purchaser of its obligations hereunder have been duly authorized by all requisite action on the part of such Purchaser, and no other action on the part of such Purchaser is necessary to authorize the execution and delivery by such Purchaser of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Purchaser, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the Enforcement Exceptions.

    No Conflicts. The execution, delivery, and performance by such Purchaser of this Agreement do not and will not (a) violate any provision of the organizational documents of such Purchaser; (b) conflict with or violate any Law or Order applicable to such Purchaser or any of its assets or properties; or (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Purchaser is a party or to which any of its assets or properties are subject, or result in the creation of any Lien on any of its assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

    Consents and Approvals. The execution, delivery and performance by such Purchaser of this Agreement do not require such Purchaser to obtain any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to such Purchaser or by which any of its assets or properties may be bound, any contract to which such Purchaser is a party or by which such Purchaser may be bound, except for any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to such Purchaser that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect with respect to such Purchaser.

    Purchaser Representation. (i) Such Purchaser is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an accredited investor as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act, (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of the Company acquired by such Purchaser under this Agreement will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

    Sufficient Funds. Such Purchaser has sufficient assets (or the ability to call sufficient capital from its members, limited partners, equityholders or equivalent, as the case may be) and the financial capacity to perform all of its obligations under this Agreement, including the ability to fully fund its portion of the Total Purchase Price set forth opposite its name on Schedule I by Closing.

1.7     Anti-Bribery and Corruption; Sanctions and Compliance.

(a) Sanctions and Trade Laws. Neither such Purchaser, nor any of its directors, officers, employees or agents is a Sanctioned Person or a Restricted Person.

(b) Anti-Corruption Laws. Since January 1, 2025, the Purchaser has been in compliance, in all material respects, with the Anti-Corruption Laws.

    Securities Exemption. Neither such Purchaser nor any person acting on its behalf has taken any action, directly or indirectly, in violation of the Securities Act or under circumstances that would cause the offer and sale of the Preferred Stock by the Company to such Purchaser contemplated hereby to fail to be entitled to the exemption from the registration requirements of the Securities Act.

    Investment Intent. Such Purchaser understands that the shares of Preferred Stock are “restricted securities” and the offer and sale thereof have not been registered under the Securities Act or any applicable U.S. state securities laws and is acquiring the Preferred Stock as principal for its own account and not with a view to, or for distributing or reselling such Preferred Stock or any part thereof in violation of the Securities Act or any applicable U.S. state or other securities laws. Such Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, to distribute or effect any distribution of any shares of Preferred Stock to or through any person or entity in violation of federal securities law. Such Purchaser is not a broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker dealer.

    Purchaser Experience. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Preferred Stock, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Preferred Stock.

    Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the SEC Documents and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Preferred Stock Offering and the merits and risks of investing in the Preferred Stock; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the SEC Documents and the Company’s representations and warranties contained herein or in any other Offering Documents. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Preferred Stock.

    No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Preferred Stock or the fairness or suitability of the investment in the Preferred Stock, and no such authority has passed upon or endorsed the merits of the Preferred Stock Offering.

    Residency. Such Purchaser’s principal office, or the office in which its investment decision with respect to the Preferred Stock was made, is located at the address set forth in Section 9.5.

    Original Issue Discount. The Company and each Purchaser acknowledge that the Preferred Stock issued on the Closing Date is being issued at a purchase price less than the liquidation preference per share set forth in the Certificate of Designation, and that, for U.S. federal income tax purposes, such difference may give rise to a redemption premium or constructive distribution under Section 305(c) of the Internal Revenue Code and Treasury Regulation Section 1.305-5 (“Preferred OID”). The Company shall determine, in consultation with its tax advisors, the amount, timing and character of any Preferred OID or other constructive distribution with respect to the Preferred Stock and shall provide each holder, upon reasonable written request, information reasonably necessary for such holder to report such amounts consistently with the Company’s determination. In connection with any issuance of additional shares of Preferred Stock after the Closing Date pursuant to Section 2.5 or otherwise, if the Company determines, in consultation with its tax advisors, that any additional shares of Preferred Stock may not be treated as fungible with the Preferred Stock issued on the Closing Date for U.S. federal income tax purposes, then the Company shall have the right, authorization and discretion, and each Purchaser shall cooperate and assist the same, to implement tracking conditions to separate the two issuances such as separate designations for the two issuances, separate book-entry positions, separate tax lots, separate identifying numbers, separate holder notices, and separate schedules, as applicable, to maintain separate records for such additional shares and the Preferred Stock issued on the Closing Date.

Section 5. Additional Covenants.

    Commercially Reasonable Efforts. Each of the Company and the Purchasers hereby agrees to use their commercially reasonable efforts to timely satisfy (if applicable) each of the conditions applicable to such Party under Section 6 and Section 7, respectively, of this Agreement.

    Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

    Expenses. Each of the Company and each Purchaser shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its respective agents, representatives, counsel and accountants.

    Public Announcements. No press release or other public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Company and the Purchasers, unless such release or announcement is required by law or the rules of any securities exchange on which securities of the Company are traded (including any Current Report on Form 8-K required to be filed by the Company with the SEC describing this Agreement or the transactions contemplated herein), in which case the Purchasers shall be afforded a reasonable opportunity to review such public announcement prior to publication. Notwithstanding the foregoing, the Company shall not use the name or trademarks of TRPIM or any of its Affiliates, including in any press release or other public announcement identifying TRPIM or any of its Affiliates, without the prior written consent of TRPIM, except as required by Law or the rules of any securities exchange on which securities of the Company are traded, in which case the Company shall afford TRPIM a reasonable opportunity to review such use prior to publication.

    Most Favored Nation. In the event the Company issues or enters into a legally binding definitive agreement to issue any shares of Preferred Stock to any third-party investor with a purchase price, original issue discount, fees, dividends, or material structural or protective terms (collectively, “MFN Covered Terms”) more favorable to such investor than the corresponding terms of the Preferred Stock are to the Purchasers hereunder, the Company shall amend the applicable MFN Covered Terms of the Preferred Stock issued hereunder as reasonably necessary to provide the Purchasers with MFN Covered Terms in respect of the Preferred Stock that are at least as favorable as the MFN Covered Terms provided to such other investor.

    Use of Proceeds. The Company shall not use the proceeds of the Preferred Stock Offering to fund dividends, distributions or repurchases of any securities or obligations that rank junior to the Preferred Stock, or to make payments to Affiliates other than in the ordinary course of business; provided, however, that notwithstanding the foregoing sentence or any other provision of this Agreement, the Company or its Subsidiaries may use the proceeds of the Preferred Stock Offering to repay indebtedness of Teamshares Dependable Capital, LLC and its subsidiaries.

Conditions to the Purchasers’ Obligations. The obligations of the Purchasers to purchase from the Company the Preferred Stock and to execute the related transactions pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may, to the extent permitted by law, be waived in writing by a Purchaser, with respect to itself:

    Representations and Warranties. All of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Company Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or Company Material Adverse Effect, in all respects) as of such earlier date).

    Performance of Closing Actions. The Company shall have performed each of the Closing Actions required to be performed by it at the Closing.

    No Legal Impediment to Issuance; No Material Adverse Effect. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Authority that prohibits the implementation of this Agreement or the transactions contemplated herein, and no Company Material Adverse Effect shall have occurred.

    Certificate of Designation. The Certificate of Designation substantially in the form of Exhibit A shall have been filed with the Secretary of State of the State of Delaware.

Conditions to the Company’s Obligations. The obligations of the Company to issue and sell to the Purchasers the Preferred Stock and to execute the related transactions pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may, to the extent permitted by law, be waived in writing by the Company:

    Representations and Warranties. All of the representations made by the Purchasers in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date).

    Performance of Closing Actions. The Purchasers shall have performed each of the Closing Actions required to be performed by it at the Closing.

    No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Authority that prohibits the implementation of this Agreement or the transactions contemplated by this Agreement.

Section 8. Termination.

    Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of the Company and the Purchasers;

(b) by the Company or the Purchasers if a Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any applicable Law or any final, non-appealable Order permanently enjoining or otherwise prohibiting the Preferred Stock Offering; provided, however, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose actions resulted in any applicable Law or Order that had the effect of restraining, enjoining or otherwise prohibiting the Preferred Stock Offering;

(c) by the Company, if it is not in material breach of its obligations under this Agreement and there has been a material breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Purchasers such that the conditions set forth in Section 7 would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy by its nature cannot be cured on or before the Closing; or

(d) by the Purchasers, if the Purchasers are not in material breach of their obligations under this Agreement and there has been a material breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company such that the conditions set forth in Section 6 would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy by its nature cannot be cured on or before the Closing.

    Effect of Termination. Any valid termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Party. In the event of termination of this Agreement as provided in Section 8.1, this Agreement and all rights and obligations hereunder shall forthwith become void and there shall be no liability or obligation on the part of the Company, the Purchasers, or their respective representatives; provided, however, that each of the Purchasers and the Company hereto shall remain liable for any fraud or any willful and material breach of this Agreement occurring prior to such termination, in which case the aggrieved Party shall be entitled to all remedies available at law or in equity. Notwithstanding the foregoing, the provisions of Section 8 and Section 9, (in each case including the respective meanings ascribed to the capitalized terms used in such Sections as defined in this Agreement), shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 8.

Section 9. Miscellaneous.

    Payments. All payments made by or on behalf of the Company or any of its Affiliates to the Purchasers or their respective assigns, successors or designees pursuant to this Agreement shall be without withholding, set-off, counterclaim or deduction of any kind, except as required under applicable Law.

    Arm’s Length Transaction. Each of the Company and each Purchaser acknowledges and agrees that (i) the Preferred Stock Offering and any other transactions described in this Agreement are an arm’s-length commercial transaction between the Parties and (ii) the Purchasers have not assumed nor will they assume an advisory or fiduciary responsibility in the Company’s favor with respect to any of the transactions contemplated by this Agreement or the process leading thereto, and the Purchasers have no obligation to the Company with respect to the transactions contemplated by this Agreement except those obligations expressly set forth in this Agreement or the Offering Documents to which it is a party.

    Survival. The representations, warranties, covenants, agreements and obligations of the Parties shall survive the Closing as follows (each such survival period, a “Survival Period”): (i) the representations and warranties made by each Party in this Agreement shall survive the Closing until the first anniversary of the Closing and (ii) the covenants, agreements, obligations and other undertakings of the Parties shall survive until fully performed in accordance with their terms.

    No Waiver of Rights. All waivers hereunder must be made in writing, and the failure of any Party at any time to require another Party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made (a) on the date of delivery if delivered personally, (b) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, such notice shall not be deemed given or effective if the sender receives an automatic system-generated response that such electronic mail was undeliverable, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section 9.5.

(a) If to the Company, to:

Teamshares Inc.
228 Park Ave S PMB 17552
New York, New York 10012
Attention: Michael Brown
Email: [***]

With a copy (which shall not constitute notice to the Company) to:
Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Ger O’Donnell and David Bakst
Email: [***]

(b) If to the Purchasers, to:

T. Rowe Price Investment Management, Inc.
4545 Painters Mill Road OM - 2260
Owings Mills, MD 21117
Email: Equity_Transactions-Legal@troweprice.com
(for legal notifications)

T. Rowe Price Investment Management, Inc.

1307 Point Street
Baltimore, MD 21231
Attention: Centralized Private Equity Team
Email: [***]
(for operational notifications and other communications)

With a copy (which shall not constitute notice to the Company) to:
Nelson Mullins Riley & Scarborough LLP
The McPherson Building
901 15th Street, NW
Suite 1200
Washington, D.C., 20005
Attention: Mike Bradshaw
Email: [***]

Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

    Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    Entire Agreement. This Agreement and the agreements and documents referenced herein constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that any permitted transferee of shares of Preferred Stock from a Purchaser following the Closing, as a condition precedent to such transfer, become a Party to this Agreement and assume the obligations of the Purchasers with respect to the transferred shares under this Agreement by an addendum substantially in the form set forth in Exhibit B (the “Addendum”) and an assumption agreement in substantially the form set forth in Exhibit C hereto (the “Assumption Agreement”) and deliver the same to the Company in accordance with Section 9.5, and provided, further, that with respect to a transfer to an Affiliate of the Purchasers, the Purchasers either (i) shall have provided an adequate equity support letter or a guarantee of such Affiliate-transferee’s obligations, in form and substance reasonably acceptable to the Company or (ii) shall remain fully obligated to fund the Purchase Price. Any transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio, and the Company shall have the right to enforce the voiding of such transfer.

    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and, except as expressly set forth in Section 9.9, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

    Amendment. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of the Company and the Purchasers.

    Governing Law. This Agreement, the other Offering Documents, and any dispute, controversy or proceeding arising out of or relating to this Agreement, the other Offering Documents, the transactions contemplated hereby, subject matter hereof or of the other Offering Documents, or the relationship among the Parties hereto or thereto in connection herewith or therewith (in each case whether in contract, tort, common or statutory law, equity or otherwise) shall be governed by the substantive laws of the State of New York.

    Consent to Jurisdiction. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Offering Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement or any other Offering Documents), and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO, BASED ON OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

    Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

9.16     Counterparts; Execution.

(a) This Agreement shall become effective upon the execution and delivery of a duly executed counterpart hereof by each of the parties hereto. Each of the Parties may execute this Agreement by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof. The words “execution,” “signed,” and “signature,” shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

(b) This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

    Specific Performance. Each Party acknowledges that, in view of the uniqueness of the securities referenced herein and the transactions contemplated by this Agreement, the other Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of proving the inadequacy of monetary damages as a remedy and without the requirement of posting a bond. The Parties hereby agree to waive in any action for specific performance of any obligation hereunder or under the other Offering Documents (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

    Waiver of Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, in no event shall any Party or its Affiliates, or their respective managers, members, shareholders or representatives, be liable hereunder at any time for punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, or loss of business reputation of any other Party or any of its Affiliates, whether in contract, tort (including negligence), strict liability or otherwise, and each Party hereby expressly releases each other Party, its Affiliates, and their respective managers, members, shareholders, partners, consultants, representatives, successors and assigns therefrom.

    Rules of Construction. The Parties and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the Parties, but rather in accordance with the fair meaning thereof. All definitions set forth in this Agreement are deemed applicable whether the words defined are used in this Agreement in the singular or in the plural, and correlative forms of defined terms have corresponding meanings. The term “including” is not limiting and means “including without limitation.” The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, annex and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

TEAMSHARES INC.

By:	/s/ Michael Ashby Sutherland Brown
	Name:	Michael Ashby Sutherland Brown
	Title:	Chief Executive Officer

[Signature Page – Preferred Stock Purchase Agreement]

PURCHASERS

T. Rowe Price Capital Appreciation Fund, Inc.
T. Rowe Price Capital Appreciation Trust

Each account, severally and not jointly
By: T. Rowe Price Investment Management, Inc.,
Investment Advisor or Subadvisor, as applicable

By:	/s/ Nick Garifo
	Name:	Nick Garifo
	Title:	Vice President

[Signature Page – Preferred Stock Purchase Agreement]

Exhibit A

FORM OF CERTIFICATE OF DESIGNATION
OF
SERIES A PERPETUAL, NON-VOTING, NON-CONVERTIBLE PREFERRED STOCK
 ($1,000 liquidation preference per share)
OF
TEAMSHARES INC.
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
TEAMSHARES INC., a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors by the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation:
RESOLVED, that the Corporation be, and hereby is, authorized to issue a new series of its preferred stock, par value $0.0001 per share, with an Initial Liquidation Preference, in the aggregate, of up to $300,000,000, on the following terms and with the following designations, powers, preferences and rights:
Section 1.Designation and Amount. The series of preferred stock, par value $0.0001 per share, shall be designated as the “Series A Perpetual, Non-Voting, Non-Convertible Preferred Stock” (the “Series A Preferred Stock”). The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 7 hereof. The authorized number of shares of the Series A Preferred Stock shall be 300,000 shares.
Section 2.Definitions.
“Accreted Liquidation Preference” shall mean, as of any date of determination, the Initial Liquidation Preference plus all Paid-in-Kind Dividends theretofore added thereto pursuant to Section 3(c).
“Acquisition-Related Preferred Securities” shall mean any preferred equity or equity-like security issued by a Subsidiary solely to the Corporation or a wholly owned Subsidiary in connection with the acquisition by the Corporation of an Operating Subsidiary; provided that no such securities may be issued to or held by any third party and no such securities may create or evidence any third-party claim that is senior to, on parity with or structurally senior to the Series A Preferred Stock; provided that the foregoing shall not prohibit the continued ownership by the applicable sellers of the minority interests in Operating Subsidiaries existing on the original issue date and disclosed in writing to the Purchasers before the Closing; provided, further, that no such interests may be increased, amended or modified in a manner adverse to the holders of the Series A Preferred Stock.
“Adjusted EBITDA” shall mean an amount equal to the consolidated net income (or loss) of the Corporation and its Subsidiaries determined in accordance with GAAP plus or minus, in each case as determined on a consolidated basis and to the extent included in determining consolidated net income (or loss) of the Corporation and its Subsidiaries, without duplication, (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) non-cash share-based compensation expense, (e) gains or losses on disposition of assets outside the ordinary course of business, (f) impairment charges and (g) non-cash gains or losses resulting from changes in the fair value of financial instruments; provided that no other adjustment or addback shall be made unless such adjustment or addback is consistent with the categories and methodology used in calculating the Corporation’s publicly reported pro forma Adjusted EBITDA as of the original issue date and is applied consistently from period to period.
“Agreement” shall mean the Perpetual, Non-Voting, Non-Convertible Preferred Stock Purchase Agreement, dated as of September 23, 2026, by and between the Corporation and the purchasers party thereto, as the same may be amended, supplemented or otherwise modified from time to time.
“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided that the initial Dividend Period shall be the period from and including the original issue date of the Series A Preferred Stock to, but excluding, the first Dividend Payment Date.
“Fixed Charges” shall mean, as of any date of determination, without duplication, the sum of (a) scheduled principal payments on debt for borrowed money made or required to be made during the immediately succeeding twelve month period (excluding any balloon, bullet, or similar principal payment at maturity), (b) deemed cash dividend on the Accreted Liquidation Preference in respect of the Series A Preferred Stock (based on the current applicable cash dividend rate, regardless of the Corporation’s actual cash or PIK elections), and (c) annualized cash interest expense on all debt of the Corporation and its Subsidiaries outstanding as of the applicable test date (based on the interest rate as of the applicable test date).
“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) LTM Pro Forma Adjusted EBITDA to (b) Fixed Charges, for such period.
“Initial Liquidation Preference” shall mean, with respect to each share of Series A Preferred Stock, $1,000 per share.
“i80 Facility” shall mean that certain Credit Agreement, dated as of May 4, 2021, among Teamshares Continuity Holdings LLC, Teamshares Inc, the lenders party thereto and Westmount Group LLC, as administrative agent and collateral agent, as amended, restated, modified or supplemented from time to time.
“Junior Stock” shall mean (i) the Common Stock and (ii) each other class or series of capital stock of the Corporation issued after the date hereof, the terms of which do not expressly provide that such capital stock shall rank either (x) senior to the Series A Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution or (y) on a parity with the Series A Preferred Stock as to dividend rights and rights upon the Corporation’s liquidation, winding-up or dissolution; provided, however, that the term “Junior Stock” shall not include Acquisition-Related Preferred Securities.
“LTM Pro Forma Adjusted EBITDA” shall mean, as of any date of determination, Adjusted EBITDA for the twelve-month period ending on such date, adjusted on a pro forma basis to give effect to (a) each Operating Subsidiary acquired during such period as though such Operating Subsidiary had been acquired at the beginning of such period and (b) each Operating Subsidiary or other material business, division or line of business disposed of during such period as though such disposition had occurred at the beginning of such period. The pre-acquisition results included in LTM Pro Forma Adjusted EBITDA shall reflect pro forma financial information prepared in accordance with ASC 805 and presented in the notes to the Corporation’s consolidated financial statements, adjusted to conform to the requirements of Article 11 of Regulation S-X, including the application of appropriate transaction accounting adjustments. Notwithstanding the foregoing, LTM Pro Forma Adjusted EBITDA shall not include any projected, anticipated or unrealized synergies, cost savings, operating expense reductions, revenue enhancements or other prospective benefits of any acquisition or other transaction, and credit shall be given only for cost savings or other benefits actually realized and reflected in the consolidated results of operations of the Corporation and its Subsidiaries for the applicable period.

“Operating Subsidiary” shall mean a small- or medium-sized business that has been acquired, directly or indirectly, by the Corporation or one of its Subsidiaries and the ownership of which by the Corporation or such Subsidiary is represented by the ownership of Capital Stock of the parent or holding company of such business. As used herein, the term “Operating Subsidiary” shall mean such business as a whole, including, as the context may require, any and all legal entities and all assets that may from time to time constitute such business.
“Parity Stock” shall mean each class or series of capital stock of the Corporation ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up.
“Qualified i80 Resolution” shall mean either (i) consummation of a refinancing or extension of all outstanding obligations under the i80 Facility that provides for a final stated maturity no earlier than December 5, 2028, with no material scheduled maturity or mandatory repayment of principal prior thereto other than customary amortization, or (ii) repayment in full of the i80 Facility, subject to the covenants set forth herein.
“Step-Down Conditions” shall mean that each of the following conditions are satisfied simultaneously as of the most recently completed fiscal quarter prior to the applicable Step-Down Determination Date:
(i)LTM Pro Forma Adjusted EBITDA is at least $100,000,000;
(ii)the Total Net Leverage Ratio is less than 3.5 to 1.0;
(iii)the ratio of aggregate Accreted Liquidation Preference of all outstanding Series A Preferred Stock to LTM Pro Forma Adjusted EBITDA is less than 2.25 to 1.0; and
(iv)the Fixed Charge Coverage Ratio is greater than 1.5 to 1.0.
“Step-Down Determination Date” shall mean the date on which the Corporation delivers to the holders a compliance certificate demonstrating satisfaction or non-satisfaction of the Step-Down Conditions.
“Subsidiary” shall mean, with respect to the Corporation, any entity in which the Corporation, directly or indirectly, owns a majority of the outstanding Capital Stock, equity or similar interests or voting power of such entity, whether directly or through any other Subsidiary.
“Total Net Debt” means, as of any date of determination, the aggregate outstanding principal amount of all consolidated funded debt of the Corporation and its Subsidiaries (excluding the Accreted Liquidation Preference, and any Acquisition-Related Preferred Securities) that ranks senior to the Series A Preferred Stock, including debt of the

Corporation and its Subsidiaries at the parent entity level and at the operating subsidiary level, seller notes, warehouse or acquisition facilities and all other funded debt, less unrestricted cash and cash equivalents of the Corporation and its Subsidiaries on a consolidated basis; provided that, prior to a Qualified i80 Resolution, the minimum cash balance required under Section 9 shall not constitute unrestricted cash or be netted against Total Net Debt.
“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Total Net Debt as of such date to (b) LTM Pro Forma Adjusted EBITDA.
Section 3.Dividends.
(a)Dividends on the Series A Preferred Stock shall accrue cumulatively, whether or not declared by the Board of Directors or any duly authorized committee thereof and whether or not assets are legally available for the payment thereof, from the original issue date, based on the Accreted Liquidation Preference of each share of the Series A Preferred Stock.
Subject to the terms of this Section 3, accrued dividends shall be payable quarterly in arrears, on January 1, April 1, July 1 and October 1 of each year (each such day on which dividends are payable, a “Dividend Payment Date”).
Dividends on each share of the Series A Preferred Stock shall accrue from the original issue date at a rate per annum determined as follows, subject to Section 7(b):
(i)for any Dividend Period during which the Step-Down Conditions (as defined below) are not satisfied as of the applicable Step-Down Determination Date, (A) 16.0% per annum on the Accreted Liquidation Preference if the Corporation elects to settle such dividends in cash, and (B) 18.0% per annum on the Accreted Liquidation Preference if the Corporation elects to settle such dividends in the form of Paid-in-Kind Dividends (the “Initial Rate”); and
(ii)for any Dividend Period during which the Step-Down Conditions are satisfied as of the applicable Step-Down Determination Date, (A) 14.5% per annum on the Accreted Liquidation Preference if the Corporation elects to settle such dividends in cash, and (B) 17.5% per annum on the Accreted Liquidation Preference if the Corporation elects to settle such dividends in the form of Paid-in-Kind Dividends (the “Step-Down Rate”).
For any Dividend Period, the Corporation may elect a cash-pay percentage of 0%, 25%, 50%, 75% or 100% of the dividends payable for such Dividend Period, with the remainder payable in the form of Paid-in-Kind Dividends; each portion shall accrue at its applicable rate (i.e., cash dividends at the applicable cash rate and Paid-in-Kind

Dividends at the applicable PIK rate). The Corporation shall provide written notice to the holders of record not less than 10 Business Days prior to the applicable Dividend Payment Date. If the Corporation fails to provide such notice, dividends for such Dividend Period shall be payable in Paid-in-Kind Dividends. Dividends shall be payable on the Accreted Liquidation Preference and shall be cumulative. Paid-in-Kind Dividends shall compound quarterly in accordance with Section 3(c). Any cash dividend not paid on the applicable Dividend Payment Date shall remain due and payable and shall thereafter accrue at the applicable PIK rate until paid in full.
The amount of dividends payable on the Series A Preferred Stock shall be calculated on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from those calculations shall be rounded to the nearest cent, with one-half cent being rounded upward.
Each dividend on the Series A Preferred Stock shall be paid to the holders of record of the shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors. In the event that any Dividend Payment Date falls on a day that is not a Business Day, the dividend payment due on that date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement.
(b)Dividends on shares of the Series A Preferred Stock shall be cumulative. To the extent that any dividends on shares of the Series A Preferred Stock with respect to any Dividend Period are not declared and paid in cash, and the Corporation has not elected to settle such dividends in the form of Paid-in-Kind Dividends, such unpaid dividends shall accumulate and remain payable and shall thereafter accrue at the applicable PIK rate until paid in full, and the Corporation shall not declare or pay dividends on, or make distributions with respect to, shares of Common Stock or any other capital stock of the Corporation ranking junior to the Series A Preferred Stock until all accumulated and unpaid dividends on the Series A Preferred Stock have been declared and paid in full or a sum sufficient for the payment thereof has been set aside.
(c)If the Corporation elects to pay all or any portion of a dividend in the form of Paid-in-Kind Dividends for any Dividend Period, then, on the applicable Dividend Payment Date, the Accreted Liquidation Preference of each outstanding share of Series A Preferred Stock shall be increased by an amount equal to the per-share amount of the Paid-in-Kind Dividend payable on such share for such Dividend Period (such increase, a “Paid-in-Kind Dividend” or “PIK Dividend”). Paid-in-Kind Dividends shall be effected by an increase in the Accreted Liquidation Preference of each outstanding share and shall not result in the issuance of additional shares of Series A Preferred Stock. Paid-in-Kind

Dividends shall be added to, and thereafter constitute a part of, the Accreted Liquidation Preference and shall compound quarterly on each Dividend Payment Date.
(d)No full dividends shall be declared or paid or set aside for payment on preferred stock of any series ranking as to dividends on a parity with or junior to the Series A Preferred Stock for any period unless full dividends on the shares of the Series A Preferred Stock for the most recently completed Dividend Period have been or contemporaneously are declared and paid in full (whether in cash, Paid-in-Kind Dividends, or a combination thereof) (or have been declared and a sum sufficient for the payment thereof has been set aside for such payment). When dividends are not paid in full as aforesaid upon the shares of the Series A Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared and paid upon the shares of the Series A Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared and paid pro rata.
(e)So long as any shares of the Series A Preferred Stock are outstanding, (i) no dividend (other than a dividend in Junior Stock or Parity Stock) shall be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon any Junior Stock, and (ii) no Junior Stock or Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such capital stock) by the Corporation (except (1) by conversion into or exchange for Junior Stock, (2) as a result of reclassification into Junior Stock, (3) through the use of the proceeds of a substantially contemporaneous sale of shares of Junior Stock or, in the case of Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock, (4) in the case of Parity Stock, pursuant to pro rata offers to purchase all or a pro rata portion of the shares of the Series A Preferred Stock and such Parity Stock, (5) in connection with the satisfaction of the Corporation’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the most recently completed Dividend Period, or (6) any purchase, redemption or other acquisition of Junior Stock pursuant to any employee, consultant or director incentive or benefit plans or arrangements of the Corporation or any of its subsidiaries (including any employment, severance or consulting arrangements) adopted before or after the initial issuance of Series A Preferred Stock), unless, in each case, full dividends on all outstanding shares of the Series A Preferred Stock shall have been declared and paid (or declared and a sum sufficient for the payment thereof set aside for such payment) in respect of the most recently completed Dividend Period. In addition to the foregoing, proceeds of the Series A Preferred Stock shall not be used to fund dividends, distributions or repurchases of Junior Stock, or to make payments to Affiliates of the Corporation outside the ordinary course of business, in each case other than as expressly agreed in the

Agreement; provided, however, that notwithstanding the foregoing sentence or any other provision of this Certificate of Designations, the Corporation or its Subsidiaries may use the proceeds of the Series A Preferred Stock to make principal, interest or premium payments on indebtedness of Teamshares Dependable Capital, LLC and its subsidiaries.
Subject to the conditions in this Section 3, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on the Common Stock and any Junior Stock or Parity Stock from time to time out of any assets legally available for such payment, and the holders of the Series A Preferred Stock shall not be entitled to participate in those dividends.
Section 4.Liquidation Preference.
(a)Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the shares of the Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution shall be made on any Junior Stock, an amount per share equal to the Accreted Liquidation Preference, plus an amount equal to all accrued and unpaid dividends not already included in the Accreted Liquidation Preference (whether or not declared) on each such share to the date of payment.
(b)After the payment to the holders of the shares of the Series A Preferred Stock of the full preferential amounts provided for in this Section 4, the holders of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.
(c)If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the shares of the Series A Preferred Stock and any other shares of capital stock ranking as to any such distribution of assets of the Corporation on a parity with the shares of the Series A Preferred Stock are not paid in full, the holders of the shares of the Series A Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributions to which they are entitled.
(d)Neither the sale of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation for the purposes of this Section 4.

Section 5.No Preemption; No Conversion. The holders of the Series A Preferred Stock shall not have any preemptive rights. The shares of Series A Preferred Stock shall not be convertible into or exchangeable for shares of Common Stock or any other class or series of capital stock or other securities of the Corporation. No holder of Series A Preferred Stock shall have any right to cause or require the Corporation to convert or exchange any shares of Series A Preferred Stock into or for any other securities, cash, property or other consideration.
Section 6.Voting Rights.
(a)The Series A Preferred Stock shall have no voting, consent or veto rights, whether as a separate class or otherwise, except as expressly required by a non-waivable provision of the General Corporation Law of the State of Delaware.
(b)To the extent, if any, that the Series A Preferred Stock is entitled to vote on any matter as expressly required by the General Corporation Law of the State of Delaware, each share of the Series A Preferred Stock shall be entitled to one vote.
Section 7.Redemption.
(a)Optional Redemption.
The Corporation may not redeem the Series A Preferred Stock during the period from the original issue date to, but excluding, the second anniversary of the original issue date (the “Non-Call Period”), except as provided in the following paragraph.
During the Non-Call Period, the Corporation may redeem the Series A Preferred Stock, in whole or in part, upon payment of a redemption price per share equal to the Accreted Liquidation Preference of such share, plus the Make-Whole Amount (as defined below), plus all accumulated and unpaid dividends (whether or not declared) on such share to, but excluding, the redemption date. The “Make-Whole Amount” shall mean, with respect to any share of Series A Preferred Stock, the present value, as of the redemption date, of the remaining scheduled dividend payments (calculated at the applicable PIK dividend rate) that would have been payable on such share from the redemption date through the end of the Non-Call Period, plus the applicable redemption premium that would have been payable at the end of the Non-Call Period (2% of the Accreted Liquidation Preference of such share), discounted to the redemption date on a quarterly basis at a rate equal to the Treasury Rate (as defined below) plus 50 basis points.
For purposes of this Section 7(a), “Treasury Rate” shall mean the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 or, if such release is no longer published, any comparable or successor publication) most nearly equal to the period from the redemption date to the end of the Non-Call Period; provided that if the period from the redemption date to the end of the Non-Call Period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation from the weekly average yields of United States Treasury securities for which such yields are given.
Following the expiration of the Non-Call Period, the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem, out of assets legally available therefor, the Series A Preferred Stock in whole at any time or from time to time in part, at the following redemption prices (expressed as a percentage of the Accreted Liquidation Preference per share), plus all accumulated and unpaid dividends (whether or not declared) on such share to, but excluding, the redemption date:
(i)from the second anniversary of the original issue date to, but excluding, the third anniversary of the original issue date: 102% of the Accreted Liquidation Preference;
(ii)from the third anniversary of the original issue date to, but excluding, the fourth anniversary of the original issue date: 101% of the Accreted Liquidation Preference; and
(iii)from and after the fourth anniversary of the original issue date: 100% of the Accreted Liquidation Preference (i.e., at par).
(b)Mandatory Redemption at Option of Holders.
At any time on or after the seventh anniversary of the original issue date, the holders of at least a majority of the outstanding shares of Series A Preferred Stock may, by written notice delivered to the Corporation (a “Redemption Demand”), require the Corporation to redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock at a redemption price per share equal to 100% of the Accreted Liquidation Preference of such share, plus all accrued and unpaid dividends not already included in the Accreted Liquidation Preference on such share to, but excluding, the mandatory redemption date (the “Mandatory Redemption Price”). A Redemption Demand may be delivered by the holders beginning on the date that is six months prior to the seventh anniversary of the original issue date, such that the Mandatory Redemption Date may occur on the seventh anniversary. Any Redemption Demand shall specify a mandatory redemption date that is not less than six months after the date of delivery of such Redemption Demand (the “Mandatory Redemption Date”).
If the Corporation is unable to complete the redemption of all outstanding shares of Series A Preferred Stock on the Mandatory Redemption Date (a “Failed Redemption”), the unpaid redemption obligation shall remain outstanding until satisfied in full:

(i)any Step-Down Rate then in effect shall immediately cease to apply, the Initial Rate shall be reinstated, and the applicable cash dividend rate and PIK dividend rate shall each be increased by 200 basis points (2.00%) per annum, in each case effective as of the Mandatory Redemption Date and continuing for so long as the redemption obligation remains outstanding;
(ii)the Corporation shall be required to use commercially reasonable efforts to pursue a financing or liquidity process reasonably designed to fund the redemption of the Series A Preferred Stock as promptly as practicable, including engaging an investment bank of nationally recognized standing to assist in such financing process; and
(iii)until the redemption obligation is satisfied in full, the Corporation shall not declare or pay any dividend or distribution, or redeem, repurchase or otherwise acquire, any Junior Stock, or voluntarily repay any subordinated or junior obligations, in each case subject to the exceptions set forth in Section 3(e) (including in the last sentence of such Section); provided, further, that this clause (iii) shall not prohibit the Corporation or any of its Subsidiaries from refinancing existing indebtedness with the proceeds of new indebtedness.
The increased dividend rate set forth in clause (i) above shall remain in effect until all outstanding shares of Series A Preferred Stock have been redeemed in full.
(c)Change of Control Redemption. Upon the occurrence of a Change of Control (as defined below), the Corporation shall be required to redeem all outstanding shares of Series A Preferred Stock at a redemption price per share equal to the applicable redemption price under Section 7(a) (including any applicable make-whole or call premium based on the date of such Change of Control), calculated on the basis of the Accreted Liquidation Preference of such share plus all accrued and unpaid dividends not already included in the Accreted Liquidation Preference to, but excluding, the redemption date. Consummation of any Change of Control shall be conditioned upon such redemption occurring concurrently with or immediately prior to the consummation of such Change of Control. “Change of Control” means a transaction or series of related transactions which would result in the then-existing Corporation stockholders (on an as-converted or as-exchanged basis) prior to the transaction, or prior to the first transaction if a series of related transactions, no longer having, directly or indirectly, a voting interest of fifty percent (50%) or more of the Corporation or any successor company.
(d)No Sinking Fund. The Series A Preferred Stock shall not be subject to any sinking fund or other obligation to redeem or repurchase the Series A Preferred Stock, except as expressly provided in this Section 7.

(e)Redemption Notice. Notice of every redemption of shares of the Series A Preferred Stock pursuant to Section 7(a) shall be mailed by first class mail, postage prepaid, or delivered by nationally recognized overnight courier, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing or delivery shall be at least 15 days and not more than 60 days before the date fixed for redemption. Each notice of redemption shall state (i) the redemption date; (ii) the number of shares to be redeemed; (iii) the redemption price; (iv) the place or places where the certificates are to be surrendered; and (v) that dividends on the shares to be redeemed shall cease to accrue on the redemption date.
(f)Partial Redemption. In the case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata from the holders of record in proportion to the number of shares held by such holders, by lot or in such other manner as the Board of Directors may determine to be fair and equitable.
(g)Effect of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably deposited by the Corporation with a bank or trust company selected by the Board of Directors (the “Depositary Company”), in trust for the pro rata benefit of the holders of the shares called for redemption, then, on and after the redemption date all shares so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except for the right of the holders thereof to receive the amount payable on such redemption from the Depositary Company at any time after the redemption date from the funds so deposited, without interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation.
(h)Status of Reacquired Shares. Shares of the Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) be retired and have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.
Section 8.Anti-Layering. So long as any shares of the Series A Preferred Stock are outstanding, neither the Corporation nor any of its Subsidiaries shall issue, incur, or assume any preferred stock or other equity securities that rank senior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding-up, or that are structurally senior to the Series A Preferred Stock, other than (i) additional shares of Series A Preferred Stock issued by the Corporation in accordance with Section 2.5 of the Agreement in an aggregate Initial Liquidation Preference not exceeding $75,000,000 and (ii) Acquisition-Related Preferred Securities.
Section 9.Minimum Liquidity. The Corporation and its Subsidiaries, collectively, shall not permit unrestricted cash and cash equivalents to fall below $150,000,000, for any reason, (a) at any time prior to the consummation of a Qualified i80 Resolution, or (b) at 11:59 p.m. Eastern time on the date of any repayment, prepayment or other satisfaction of obligations under the i80 Facility.
Section 10.Transfer Restrictions. The offer and sale of the shares of the Series A Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered, sold, pledged, or otherwise transferred except in compliance with the Securities Act and all applicable state securities laws, and subject to the transfer restrictions and conditions set forth in the Agreement. Notwithstanding the foregoing, holders of the Series A Preferred Stock may transfer shares of the Series A Preferred Stock to their affiliated funds and managed accounts and may transfer shares of the Series A Preferred Stock to their Affiliates, managed funds and other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) without the Corporation’s consent, subject to applicable securities laws.
Section 11.Information and Verification Rights.
(a)Quarterly Compliance Certificates. Within 45 days after the end of the first, second, and third fiscal quarter of the Corporation, and 90 days after the end of the fiscal year of the Corporation, the Corporation shall deliver to each holder of Series A Preferred Stock (or, if applicable, to the holders’ designated representative) an officer’s certificate certifying as to (i) compliance or non-compliance with each of the Step-Down Conditions as of the applicable Step-Down Determination Date, together with reasonably detailed calculations demonstrating the same, (ii) the Accreted Liquidation Preference as of the end of such fiscal quarter and (iii) prior to the consummation of a Qualified i80 Resolution, compliance with the Minimum Liquidity covenant set forth in Section 9.
(b)Public-Side Information. The Corporation shall implement customary public-side and private-side information election and cleansing mechanics so that holders of the Series A Preferred Stock may elect to receive only information that does not constitute material non-public information, in each case sufficient to permit such holders to monitor the Series A Preferred Stock and the Step-Down Conditions without being required to receive material non-public information.
Section 12.Amendment of Resolution. The Board of Directors reserves the right from time to time to increase or decrease the number of shares that constitute the Series A Preferred Stock,

but not below the number of shares then outstanding or above 300,000, and otherwise to amend this Certificate of Designations to the extent permitted by applicable law, this resolution and the Second Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary herein, the Corporation shall not, without the written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, amend, alter or repeal this Certificate of Designations, whether directly or through an amendment to the Second Amended and Restated Certificate of Incorporation, solely to the extent that such amendment, alteration or repeal would:
i.reduce the dividend rate applicable to the Series A Preferred Stock, change the cumulative nature of dividends or materially postpone the date on which any dividend is payable;
ii.reduce the Accreted Liquidation Preference or the amount payable in respect of the Series A Preferred Stock upon any liquidation, dissolution, winding up or redemption;
iii.change the ranking of the Series A Preferred Stock as to dividends or distributions upon liquidation, dissolution or winding up;
iv.eliminate or materially and adversely modify any redemption right, redemption premium or Make-Whole Amount applicable to the Series A Preferred Stock;
v.eliminate or materially and adversely modify the anti-layering covenant set forth in Section 8, the minimum-liquidity covenant set forth in Section 9 or the information and compliance-certificate rights set forth in Section 11; or
vi.amend, alter or repeal this Section 12.
For the avoidance of doubt, the consent required by this Section shall not apply to, or confer any right to approve or disapprove, any merger, consolidation, reorganization, financing, issuance of securities, incurrence of indebtedness, acquisition, disposition, change in business, election or removal of directors, or other corporate or operational action, except to the extent that such action includes an amendment, alteration or repeal of this Certificate of Designations having one of the effects specifically described in clauses (i) through (vi).
Section 13.Rank. The Series A Preferred Stock shall be of senior rank to all Junior Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation.
Section 14.Miscellaneous.
(a)The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(b)All notices required or permitted to be given hereunder shall be given in accordance with the provisions of the Agreement, or, if the Agreement is no longer in effect, to the holders of record at their respective last addresses appearing on the stock register of the Corporation.
(c)If any term or provision hereof is held to be invalid, illegal or unenforceable in any respect, all other terms and provisions hereof shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
(d)This Certificate of Designations and the rights and obligations of the holders of the Series A Preferred Stock shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.
(e)No failure or delay on the part of the Corporation or any holder of the Series A Preferred Stock in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his or her hand as of this 23rd day of September, 2026.
TEAMSHARES INC.

By: ___________________________________
Name:
Title:

Exhibit B

ADDENDUM

Reference is made to that certain Perpetual, Non-Voting, Non-Convertible Preferred Stock Purchase Agreement (as amended, modified or supplemented from time to time, the “Agreement”) by and between Teamshares, Inc., a Delaware corporation (“TMS”), and the Purchaser parties thereto, or any successor(s) thereof. Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

Upon execution and delivery of this Addendum by the undersigned, as provided in Section 9.9 of the Agreement, the undersigned hereby becomes the Purchaser with respect to [●] shares of Series A Perpetual, Non-Voting, Non-Convertible Preferred Stock ($1,000 Liquidation Preference Per Share), as applicable thereunder and bound thereby effective as of the date of the Agreement.

By executing and delivering this Addendum, the undersigned represents and warrants, for itself and for the benefit of the Company, that:

(a)	as of the date of this Addendum, the undersigned has executed and delivered an Assumption and Joinder Agreement therefor (a copy of which is attached to this Addendum);

(b)	as of the date of this Addendum, with respect to each transferee that (i) is an individual, such transferee has all requisite authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligation under, the Agreement and (ii) is not an individual, such transferee is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligations under, the Agreement;

(c)	assuming the due execution and delivery of the Agreement by TMS, the Addendum and the Agreement are legally valid and binding obligations of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally; and

(d)	as of the date of this Addendum, it is not aware of any event that, due to any fiduciary or other duty to any other person, would prevent it from taking any action required of it under the Agreement and this Addendum.

By executing and delivering this Addendum to TMS, the undersigned agrees to be bound by all the terms of the Agreement with respect to [●] shares of Series A Perpetual, Non-Voting, Non-Convertible Preferred Stock ($1,000 Liquidation Preference Per Share).

The undersigned acknowledges and agrees that once delivered to TMS, it may not revoke, withdraw, amend, change or modify this Addendum unless the Agreement has been terminated.

THIS ADDENDUM AND ANY DISPUTE, CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ADDENDUM, THE TRANSACTIONS CONTEMPLATED HEREBY, SUBJECT MATTER HEREOF, OR THE RELATIONSHIP AMONG THE PARTIES HERETO OR THERETO IN CONNECTION HEREWITH OR THEREWITH (IN EACH CASE WHETHER IN CONTRACT, TORT, COMMON OR STATUTORY LAW, EQUITY OR OTHERWISE) SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

This Addendum may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[Signature on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Addendum to be duly executed and delivered by their proper and duly authorized officers as of this [●] day of [●].

TRANSFEREE WHO BECOMES THE PURCHASER

[NAME]

as a Purchaser
Name:

Exhibit C

ASSUMPTION AND JOINDER AGREEMENT

Reference is made to (i) that certain Perpetual, Non-Voting, Non-Convertible Preferred Stock Purchase Agreement (as amended, modified or supplemented from time to time, the “Agreement”), dated as of September 23, 2026, by and between Teamshares, Inc., a Delaware corporation (“TMS”), and the Purchaser parties thereto, or any successor(s) thereof, and (ii) that certain Addendum, dated as of [●], [●] (the “Transferor Addendum”) submitted by [●], as transferor (the “Transferor”). Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

As a condition precedent to becoming the Purchaser with respect to [●] shares of Series A Perpetual, Non-Voting, Non-Convertible Preferred Stock ($1,000 Liquidation Preference Per Share), the undersigned (the “Transferee”) hereby agrees to become bound by all the terms, conditions and obligations set forth in the Agreement and the Transferor Addendum, copies of which are attached hereto as Annex I. This Assumption and Joinder Agreement shall take effect and shall become an integral part of the Agreement and the Transferor Addendum immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Agreement and the Transferor Addendum as of the date thereof. The Transferee shall hereafter be deemed to be the “Purchaser” with respect to [●] shares of Series A Perpetual, Non-Voting, Non-Convertible Preferred Stock ($1,000 Liquidation Preference Per Share) and a “Party” for all purposes under the Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Assumption and Joinder Agreement has been duly executed by each of the undersigned as of the date specified below.

Date: [●]

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Transferee:

Attn:
Tel:
Fax:
E-mail: